EXHIBIT 5.1

[Pillsbury Winthrop Shaw Pittman LLP Letterhead]

March 17, 2006

LaserCard Corporation

1875 North Shoreline Boulevard

Mountain View, California 94043- 1319

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 to be filed by LaserCard Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, relating to up to 120,000 shares of the Company’s $0.01 par value common stock issuable under the [Non-Qualified Stock Option Grant Notice and Agreement], it is our opinion that all such shares have been duly authorized and, when issued and sold in accordance with such plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP